Exhibit 10.38

BJ SERVICES COMPANY

2003 INCENTIVE PLAN

TERMS AND CONDITIONS

STOCK OPTION FOR DIRECTORS

The terms and conditions set forth below are hereby incorporated by reference into the attached award agreement (“Agreement”) by and between BJ Services Company (the “Company”) and the director named therein (the “Director”). Terms defined in the 2003 Incentive Plan (the “Plan”) are used herein with the same meaning.

1.	The Director has agreed to serve on the Company’s Board of Directors (“Board”) and to accept the grant of one or more stock options, as designated on the attached award agreement (“Option”), in accordance with the terms and provisions of the Plan and the Agreement.

2.	The Option shall become vested (exercisable) and expire in accordance with the following schedule:

Number of Shares	Vesting Date	Expiration Date
1/3 of the Option	one year from the Date of Grant	seven years from Date of Grant

1/3 of the Option	two years from the Date of Grant	seven years from Date of Grant

1/3 of the Option	three years from the Date of Grant	seven years from Date of Grant

3.	In the event of the Director’s termination by reason of Retirement, death or Disability, the Option shall become immediately vested in full on such date to the extent not already vested; provided that, the Option shall not vest upon Retirement unless one year has elapsed from the Date of Grant. As discussed in more detail in Section 10, the Director must exercise the vested Options within 36 months after termination by reason of Retirement, death or Disability.

4.	To the extent vested, the Option may be exercised in whole or in part or in two or more successive parts; provided, however, that the Option shall not be exercisable following the seventh anniversary of the Date of Grant or the earlier termination of such Option as provided herein.

5.	The Director agrees that the Company may withhold any federal, state or local taxes upon the exercise of the Option, at such time and upon such terms and conditions as required by law and as provided by the Plan. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any shares of Common Stock pursuant to the exercise of the Option until the Director has satisfied such withholding obligations or made arrangements for satisfying such obligations that are acceptable to the Company.

6.	The Option may be exercised from time to time by a notice in writing of such exercise which states the Date of Grant set forth in the Agreement and the number of shares in respect of which the Option is being exercised. Such notice shall be delivered to the Secretary of the Company or addressed to the Secretary of the Company at its corporate offices in Houston, Texas. An election to exercise shall be irrevocable. The date of exercise shall be the date the notice is hand-delivered or received by the Secretary, whichever is applicable.

7.	An election to exercise an Option shall be accompanied by the tender of the full purchase price of the shares of Common Stock for which the election is made. Payment may be made by (i) cash or check, (ii) by tendering to the Company shares of Common Stock of the Company already owned and paying any remaining amount of the exercise price by cash or check, or (iii) by delivering to the Company and to a broker a notice and instructions to such broker to deliver to the Company cash or a check. If the Director desires to tender Common Stock already owned by the Director as payment, the Director must notify the Secretary in the written notice of exercise of such desire and, subject to the Secretary’s confirmation that the Director is the record holder of such number of shares, it shall not be necessary for the Director to tender stock certificates to effectuate such payment of the exercise price. The value of the number of shares tendered to exercise the Option cannot exceed the Option’s exercise price, and such tendered shares shall be valued at the Common Stock Price per share on the trading day prior to the date of exercise of the Option.

8.	The Option may be transferred (in whole or in part) by the Director to (1) the spouse, children or grandchildren of the Director (“Immediate Family Members”), (2) a trust or trusts for the exclusive benefit of the Immediate Family Members and if applicable, the Director, or (3) a partnership in which such Immediate Family Members and, if applicable, the Director are the only partners. Except as provided in the preceding sentence, the Option is not transferable by the Director, otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Director only by the Director.

9.	In the event of the termination of the Director’s membership on the Board (whether voluntary or involuntary), for any reason other than death, Disability, Cause (as defined below) or Retirement, the Option outstanding on such date of termination, to the extent vested on such date, may be exercised by the Director (or in the event of the Director’s death, by the Director’s estate or by the person or persons who acquire the right to exercise the Option by bequest or inheritance (“Heir”)) within three months following such termination, but, except as provided in paragraph 13 hereof, not thereafter; provided, however, in no event shall the Option be exercisable after the seventh anniversary of the Date of Grant. To the extent the Option is not vested on the Director’s date of termination, the Option or the portion thereof that is not vested on such date shall automatically lapse and be cancelled unexercised as of the Director’s date of termination.

10.	In the event of the Director’s termination from the Board by reason of death, Disability or Retirement, the Option granted herein may be exercised by the Director (or in the event of the Director’s death, the Director’s Heir) within the 36-month period following such termination, but not thereafter, and in no event shall the Option be exercisable after the seventh anniversary of the Date of Grant.

11.	In the event the Director’s directorship is terminated as a result of his removal from the Board for (A) fraud, theft or embezzlement committed against the Company or a subsidiary, affiliated entity or customer of the Company, (B) the Director’s willful misconduct in the performance of his duties as a Director, or (C) the Director’s final conviction of a felony (any one of such events, “Cause”), the Option shall automatically lapse in full and be cancelled unexercised as of that date.

12.	In the event of a change in the capitalization of the Company due to a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or similar event, the terms of the Agreement shall be adjusted by the Committee to reflect such change, and the determination of the Committee shall be final and binding.

13.	Upon the occurrence of a Change of Control, notwithstanding any other provision in the Plan or the Agreement to the contrary, the Option shall automatically become vested and exercisable in full on such date and shall be immediately exercisable in full for such period as provided in the Plan. Further, in the event of a Change of Control, the following provisions also apply to the Option:

a)	Publicly Traded Stock Transaction. If the consideration offered to shareholders of the Company in connection with a Change of Control consists of publicly traded shares of the common stock (the “New Stock”) of an entity acquiring the Company or the parent company of an entity acquiring the Company (the “Acquiring Entity”), upon the occurrence of such Change of Control, the Acquiring Entity will assume the Option and the Option will become an option (a “New Option”) to purchase a number of shares of New Stock, with the number of shares subject to the New Option and the exercise price thereof to be determined in accordance with Article XI of the Plan. The New Option will otherwise be subject to the same terms and conditions as the Option, except that the New Option will be exercisable until the seventh anniversary of the Date of Grant regardless of any termination of the Director’s membership on the Board of Directors of the Company or the Board of Directors of the Acquiring Entity following the Change of Control.

b)

Other Transaction. If the consideration offered to shareholders of the Company in connection with a Change of Control consists of cash or of New Stock that is not publicly traded, upon the occurrence of the Change of Control, the Director will surrender the Option to the Acquiring Entity in return for a payment in cash equal to the Black-Scholes value of the Option as of the date of the Change of Control, without discount for risk of forfeiture and non-transferability. Such Black-Scholes valuation will be performed on a basis consistent with the methodology set forth in Article XI of the Plan.

14.	Nothing in the Agreement or in the Plan shall confer any right on the Director to continue as a member of the Board.

15.	Notwithstanding any other provision of the Plan or the Agreement, the Director agrees that the Director will not exercise the Option and the Company shall not be obligated to issue any shares of Common Stock, if the Committee determines such issuance would violate any state or federal law or the rules or regulations of any governmental regulatory body or agreement between the Company and any national securities exchange upon which the Common Stock is listed.

16.	In the event of a conflict between the terms of the Agreement and the Plan, the Plan shall be the controlling document.

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